FOR FURTHER INFORMATION:

N E W S B U L L E T I N	RE:
FROM:

15301 Ventura Blvd., Bldg B, Suite 300 Sherman Oaks, CA 91403 (818) 662-9800 NYSE: SZ

AT THE COMPANY:		AT FINANCIAL RELATIONS BOARD:
Keith Wall	Liz Baskerville	Laurie Berman	Tricia Ross
Vice President and CFO	Director, Planning	General Information	Investor/Analyst Contact
(818) 662-9800	(818) 662-9800	(310) 854-8315	(617) 520-7064

September 16, 2005

WORLDWIDE RESTAURANT CONCEPTS, INC. ANNOUNCES FIRST

QUARTER FISCAL 2006 RESULTS

HIGHLIGHTS:

•	Total revenues in the first quarter increased by 5.3 percent over the same period in prior year.

•	An 8.0 percent increase in the Australian dollar exchange rate, as compared to last year, contributed $0.3 million to first quarter earnings.

•	Net income for the quarter of $1.9 million, or $0.06 per diluted share.

•	Stockholder meeting to approve Pacific Equity Partners and Worldwide Restaurant Concepts merger announced. Meeting date set for September 21, 2005.

SHERMAN OAKS, Calif. — September 16, 2005 — Worldwide Restaurant Concepts, Inc. (NYSE: SZ) today reported financial results for the first quarter ended July 24, 2005.

The Company reported revenues of $86.3 million for the first quarter of fiscal 2006, an increase of 5.3 percent from the $82.0 million reported in the prior year period. Net income for the 2006 first quarter was $1.9 million, or $0.06 per diluted share, compared to net income of $0.5 million, or $0.02 per diluted share, in the same period a year ago. The strengthening of the Australian dollar compared to last year contributed $4.1 million to 2006 first quarter revenue and $0.3 million to net income.

Merger Transaction Continues to Move Forward. Special Meeting Announced.

On August 22, 2005, the Company announced a special meeting, on September 21, 2005, to consider and vote upon the proposed merger between affiliates of Pacific Equity Partners and Worldwide Restaurant Concepts. The Company and Pacific Equity Partners continue to finalize the steps

FRB serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore.

The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Worldwide Restaurant Concepts, Inc.

necessary to completing the merger transaction. “Our first quarter restaurant operations continued the strong momentum of the fourth quarter,” commented Chuck Boppell, President and CEO of Worldwide Restaurant Concepts. “Sizzler USA ended the quarter with strong results thanks to two successful promotions: Steak and Lobster, as well as, the Ultimate Sizzlin’ Trio; Pat & Oscar’s continues to focus on recovering its momentum after the food-borne illness incident of last year, and our Australian subsidiary continues to deliver solid results. We are happy with all our divisions this quarter,” continued Mr. Boppell. “Additionally, the merger transaction is moving ahead as planned. We have mailed our proxy and have announced the special meeting in September,” added Mr. Boppell. Rob Koczkar, Managing Director of Pacific Equity Partners, echoed Mr. Boppell’s comments. “We are pleased that the shareholders will soon be able to vote on this merger and look forward to finalizing this transaction by the end of September,” added Mr. Koczkar.

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc. operates, franchises or joint ventures 310 Sizzler® restaurants worldwide, 112 KFC® restaurants located primarily in Queensland, Australia, and 21 Pat & Oscar’s® restaurants. Additional information about the Company can be found at www.wrconcepts.com.

Certain statements contained in this document may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include but are not limited to statements regarding: (i) improving revenues and earnings; and (ii) completion of the pending merger transaction.

Worldwide Restaurant Concepts cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected in the forward looking statements contained herein. Such factors include, but are not limited to: (a) the Company’s ability to complete the proposed merger transaction; (b) economic conditions, both generally and as they affect the restaurant industry in particular; and (c) other risks as detailed from time to time in the Company’s SEC reports, including Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Annual Reports on Form 10-K.

[tables to follow]

Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE TWELVE WEEKS ENDED JULY 24, 2005 AND JULY 25, 2004

(Unaudited)

(In thousands, except per share data)

	July 24, 2005	July 25, 2004
Revenues
Restaurant sales, net	$84,038	$79,874
Franchise revenues	2,292	2,078

Total revenues	86,330	81,952

Costs, expenses and other
Cost of sales (excluding depreciation and amortization reflected below)	28,768	27,618
Labor and related expenses	22,077	21,596
Other operating expenses	20,006	20,153
Depreciation and amortization	2,799	2,805
General and administrative expenses	8,184	7,077

Total operating costs, expenses and other	81,834	79,249

Operating income	4,496	2,703

Interest expense	292	734
Investment income, net	186	124

Income before income taxes and minority interest	4,390	2,093
Provision for income taxes	1,822	1,164
Minority interest expense	708	440

Net income	$1,860	$489

Basic earnings per share	$0.07	$0.02

Diluted earnings per share	$0.06	$0.02

Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	July 24, 2005	April 30, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$36,232	$34,379
Restricted cash	5,341	5,330
Receivables, net of an allowance of $451 at July 24, 2005 and $437 at April 30, 2005	3,933	2,760
Inventories	5,477	5,670
Deferred income taxes	5,485	5,485
Prepaid expenses and other current assets	3,522	4,371
Assets related to restaurants held for sale	2,232	2,232

Total current assets	62,222	60,227

Property and equipment, net	67,190	68,729
Long-term notes receivable, net (including $151 related party receivables at July 24, 2005 and $160 at April 30, 2005)	1,426	1,460
Deferred income taxes	6,971	7,192
Goodwill	1,723	1,723
Intangible assets, net of accumulated amortization of $1,354 at July 24, 2005 and $1,322 at April 30, 2005	2,223	2,278
Other assets	536	925

Total assets	$142,291	$142,534

Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except par value)

	July 24, 2005	April 30, 2005
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$7,021	$7,077
Accounts payable	17,590	16,426
Other current liabilities	27,849	29,630
Income taxes payable	3,831	4,327

Total current liabilities	56,291	57,460

Long-term debt, net of current portion	6,461	7,496
Deferred gains, rent and landlord incentives	18,602	18,917
Pension liability	13,668	13,817

Total liabilities	95,022	97,690

Minority interest	32,533	32,028
Stockholders’ Equity:
Preferred, authorized 1,000 shares, $5 par value; no shares issued or outstanding	—	—
Common, authorized 50,000 shares, $0.01 par value; issued and outstanding 29,880 and 27,880 shares and 29,880 and 27,880 shares at July 24, 2005 and April 30, 2005, respectively	299	299
Additional paid-in capital	256,238	256,066
Accumulated deficit	(224,176)	(226,036)
Treasury stock, 2,000 shares at July 24, 2005 and at April 30, 2005, at cost	(4,135)	(4,135)
Accumulated other comprehensive loss	(13,490)	(13,378)

Total stockholders’ equity	14,736	12,816

Total liabilities and stockholders’ equity	$142,291	$142,534